Exhibit 99.3

Panolam Announces Agreement Regarding Restructuring

SHELTON, CT, September 30, 2009 – Panolam Industries International, Inc. (the “Company”) today announced that it has entered into a consensual Restructuring Support Agreement with affiliates of Apollo Capital Management and Eaton Vance Management, which together hold a supermajority of the principal amount of the Company’s senior subordinated notes,  holders of a supermajority of the principal amount of the Company’s senior debt, and Credit Suisse, the agent for such senior lenders (collectively, the “Consenting Holders”).   The restructuring contemplated by the Restructuring Support Agreement will enable the Company to reduce the amount of debt on its balance sheet by approximately $151 million (or approximately 44%) and eliminate approximately $16.2 million in annual cash interest payments on its senior subordinated notes.

The Restructuring Support Agreement requires the Consenting Holders to vote in favor of and support the proposed prepackaged plan of reorganization of the Company and its domestic subsidiaries (the “Plan”).  Under the Plan, the senior debt will be exchanged for a combination of cash and notes of the reorganized company, the senior subordinated notes will be exchanged for shares of common stock of the reorganized company and all existing equity interests will be cancelled in exchange for warrants to acquire shares of common stock of the reorganized company under certain circumstances.  The claims of all general unsecured creditors will be reinstated or unimpaired, which means that, under the Plan, the Company will honor all obligations to its customers, pay all vendors and suppliers in the normal course of business and continue to pay wages and benefits to it employees as usual.

The Company expects to launch a formal solicitation of votes for the Plan from its creditors within approximately 10 days.  Creditor voting on the Plan will be completed within 30 days after the solicitation is launched.  Upon receiving the requisite formal acceptances, the Company will commence a voluntary prepackaged Chapter 11 proceeding in order to implement the Plan.  A supermajority of the senior lenders holding approximately 83% of the senior debt and a supermajority of the senior subordinated noteholders holding approximately 66% of the senior subordinated notes have signed the Restructuring Support Agreement.   The Company does not anticipate any delays in obtaining bankruptcy court approval since the Plan is prepackaged and expects that the Plan will be confirmed by the bankruptcy court before the end of the 2009 calendar year.

Mr. Robert J. Muller, Jr., Chairman and Chief Executive Officer of the Company, said, “We are very pleased to have reached an agreement with our noteholders and with our senior lender group, which underscores their confidence in our business, and represents an important step forward for our company.  We appreciate the continuing loyalty of our suppliers, customers, business partners and employees, and this Plan will allow us to emerge with a significantly stronger balance sheet and well positioned to pursue future growth opportunities.”

Jason Perri, of Apollo Capital Management, added “We are pleased that all creditor groups were able to agree to a consensual deal that will minimize the impact of this restructuring on the stakeholders that matter most – Panolam’s customers, vendors and employees.  Management has done a fantastic job of guiding the business through this process, and we look forward to working with the entire Panolam team going forward.”

This press release is also available within the “News About Panolam” section of the Company’s website at www.panolam.com.

Panolam Industries International, Inc. is a market leader and innovator in the decorative laminate industry. The Company’s products, which are marketed under the widely recognized Panolam®, Pionite®, Nevamar®, and Pluswood® brand names, are used in a wide variety of residential and commercial indoor surfacing applications, including kitchen and bath cabinets, furniture, store fixtures, case goods, and other applications.  The Company also markets other decorative laminates including FRL, a fiber reinforced laminate product.  In addition to decorative laminates, the Company manufactures and distributes industrial laminate products, including Conolite and Panolam FRP, a fiber reinforced product.  The Company also produces and markets a selection of specialty resins for industrial uses, such as powdered paint, adhesives and melamine resins for decorative laminate production, custom treated and chemically prepared decorative overlay papers for the high pressure laminates, or HPL, industry and the thermally-fused melamine, or TFM, industry, and a variety of other industrial laminate products such as aircraft cargo liners and bowling lanes.

This press release and other written reports and oral statements made by the Company may include forward-looking statements, all of which are subject to risks and uncertainties. One can identify these forward-looking statements by their use of words such as “may”, “might”, “expects”, “plans”, “would”, “estimates”, “intends”, “forecasts”, “projects” and other words of similar meaning, or by the fact that they do not relate strictly to historical or current facts. These statements are likely to address, but may not be limited to, and are subject to factors such as the Company’s solicitation of votes from its creditors in support of the Plan and the approval of the Plan by such creditors and the ultimate confirmation of the Plan by a court; the Company’s strategies relating to growth and cost containment, including facility closures; and ongoing conditions in the door manufacturing and housing industries. Readers must carefully consider any such statements and should understand that many factors could cause actual results and developments to differ materially from the Company’s forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other known and unknown risks and uncertainties, including: general economic, market and business conditions; levels of construction and renovation activity; competition; financing risks; ability to manage expanding operations; commitments; new services; retention of key management personnel; environmental and other government regulation; issues arising in connection with the consent solicitation or confirmation of the Plan; and other factors disclosed by the Company in its filings from time to time with the United States Securities and Exchange Commission.  No forward-looking statement can be guaranteed and actual future results may vary materially. Therefore, we caution you not to place undue reliance on our forward-looking statements. The Company disclaims any responsibility to update these forward-looking statements, whether as a result of new information, future events or otherwise.